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                                                                   Exhibit 10.38

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     Amended and Restated Employment Agreement (this "AGREEMENT"), is executed on this the __ day of November, 1999, to be effective as of September 1, 1999, by and between Tritel, Inc., a Delaware corporation (the "COMPANY"), and Jerry
M. Sullivan, Jr., an individual who currently resides at 110 Windsong Cove, Ridgeland, Mississippi 39157 ("EMPLOYEE").

     WHEREAS, Company and Employee have previously entered into an Employment Agreement dated January 7, 1999 ("PRIOR AGREEMENT"); and

     WHEREAS, management differences have arisen between Company and Employee;
and

     WHEREAS, pursuant to a Mutual Release and Termination Agreement of even date herewith ("RELEASE"), Company and Employee have resolved their differences; and

     WHEREAS, Company and Employee have agreed to and entered into a Stock Purchase Agreement regarding any interest of Employee in Company, and Employee, Company and other persons and entities have agreed to and entered into a Membership Purchase Agreement regarding any interest of Employee in Tritel Management, LLC, a Mississippi limited liability company, both of even date herewith (the Release, Stock Purchase Agreement, the Membership Purchase Agreement and the other related documents executed pursuant thereto, all of even date herewith collectively the ("TRANSACTION DOCUMENTS"); and

     WHEREAS, as a material condition precedent to consummation of the transactions contemplated by the Transaction Documents as set forth therein, Company and Employee desire to amend and restate the Prior Agreement in its entirety as set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, Company and Employee, intending to be legally bound, hereby agree as follows:

     1. Employment.

         1. Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby continues to employ Employee, and Employee hereby agrees to continue employment with the Company. Except for the title of Executive Vice President of Company as expressly provided for herein, Employee hereby resigns, effective immediately, as an officer or representative of Company, its wholly owned subsidiaries and Affiliates and as a director of Company, its wholly owned subsidiaries and its Affiliates and from all board or committee positions, and from all other positions of representative capacity or authority for and on behalf of Company or its Affiliates. For purposes of this Agreement, the term "AFFILIATE" means (i) Tritel Management, LLC, MSM, Inc. (f/k/a Mercury Communications

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Company)("MSM"), AT&T Wireless PCS Inc. and TWR Cellular, Inc., (ii) any person directly or indirectly controlling, controlled by or under common control with the Company, any of its wholly owned subsidiaries and any of Tritel Management, LLC, MSM, AT&T Wireless PCS Inc. and TWR Cellular, Inc. or (iii) any officer, director, trustee or general partner of such person. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. It is expressly understood and agreed that, for purposes of this Agreement, Mercury Southern, LLC (which has previously been dissolved), Airwave Communications, LLC (f/k/a Mercury PCS, LLC), Digital PCS, LLC (f/k/a Mercury PCS II, LLC), Mercury International Ventures, Inc. and Mercury Wireless Management, Inc. shall not be deemed to be an Affiliate of the Company.

         2. Term. The term of Employee's employment shall continue until December 31, 2002 (the "TERM").

     2. Position and Duties.

     During the Term, Employee shall serve as Executive Vice President of the Company and shall have no duties or authority except as expressly agreed to in writing by both Employee and Company. Provided, however, Employee shall cease to serve as Executive Vice President and will no longer have any title as of the earlier of: (i) December 31, 2001; and (ii) the effective date of Employee's regular or full time employment with another entity, as either an officer, employee, independent contractor, consultant or otherwise. Employee shall notify Company in writing within three days after acceptance of any such other regular or full time employment opportunities. It is the understanding of the Company and Employee that isolated nonrecurring and temporary short term consulting projects are not "regular or full time employment" but recurring short term projects with the same or affiliated persons or entities do constitute "regular or full time employment". Employee may resign his position as Executive Vice President of the Company at any time by written notice to Company. Employee will only have such duties as from time to time may reasonably be requested of him by the Board of Directors and as Employee shall, upon such request, agree to undertake. Employee shall not bind or enter into any contract or undertaking on behalf of the Company or any subsidiary or officer of the Company without the express prior and written authorization of the Company, executed by a senior Company executive. Employee may not speak or appear on behalf of the Company without the express prior and written authorization of the Company. Employee's initial principal contact at the Company will be E.B. Martin, Jr.

     During the Term, Employee shall be free to devote his entire business time to seeking other employment or investment opportunities. Employee shall be free to seek other employment, including employment within the wireless telecommunications industry; provided

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that, prior to December 31, 1999, Employee shall not accept employment within
Company's existing footprint or service area from BellSouth Mobility, Powertel, Century Tel, Cellular South Telepak, Sprint or GTE. Employee shall continue to be subject to his common law, fiduciary and contract obligations regarding treatment of Company confidential information and the provisions of Section 5 below.

     3. Compensation.

         1. Base Salary. The Company shall pay Employee an annual salary of $225,000 during the Term. The Company shall pay Employee his base salary in installments in accordance with normal payroll practices of the Company. Acceptance of other employment or Employee's resignation as Executive Vice President during the Term shall not reduce or mitigate in any manner payment of the base salary to Employee.

         2. Annual Bonus. For each calendar year or part thereof during the Term, Employee shall receive an annual bonus of $112,500 payable within two (2) weeks of December 31 of each year during the Term. Acceptance of other employment or Employee's resignation as Executive Vice President during the Term shall not reduce or mitigate in any manner payment of the annual bonus to Employee.

     4. Benefits, Perquisites and Expenses.

         1. Benefit Plans. During the Term, Employee shall be eligible to participate in any welfare benefit plans sponsored or maintained by the Company for its executive officers, including, without limitation, any group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, in each case, whether now existing or established hereafter, to the extent that Employee is eligible to participate in any such plan under the generally applicable provisions thereof and on the same basis and costs as such benefits are made available to other executive officers. Employee shall not be entitled to any automobile allowance. Except as may be required by law, Employee's right to Company benefits shall be discontinued as of the effective date of Employee's regular or full time employment with another entity, as either an officer, employee, independent contractor, consultant or otherwise. In the event Employee resigns his position as Executive Vice President of the Company at any time prior to expiration of the Term, Company shall pay to Employee on a monthly basis the actual amount of insurance benefits which would have been payable to Employee from the effective date of Employee's resignation until the effective date of Employee's paid regular or full time employment with another entity, as either an officer, employee, independent contractor, consultant or otherwise, but in no event shall the period of such benefits exceed the expiration of the Term unless otherwise required by law to be made available to Employee at his expense.

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         2. Office. Subject to the limitations set forth below, Employee may obtain an office, telephone and secretary at the expense of the Company for a period not to exceed two (2) years. The office will be located, at Employee's option, in Jackson or the surrounding area, but will not be located within any of the Company's offices. Company will use reasonable efforts to provide Employee's phone number to persons who call the Company in seek of Employee. For a period of up to nine months after the date hereof, Company will use reasonable efforts to either forward Employee's mail which does not relate to Company to an address designated by Employee or hold such mail for pick-up by Employee on at least a monthly basis. Employee will have an expenditure/expense budget of $100,000 per year for two (2) years from the effective date of this Agreement to be spent for business purposes as determined by Employee (collectively, "BUSINESS PURPOSES"). If paid directly by the Company, the expense of the office, secretary and telephone will be deducted from the expenditure/expense budget. Employee may use the remainder for Business Purposes, including travel to business related meetings and employment opportunities at his discretion, subject only to the timely submission of travel and expense vouchers accompanied by original receipts. Up to an aggregate of $20,000 of such annual budget may be used to reimburse fees and expenses of advisors or professionals retained by Employee with respect to developing or evaluating new business opportunities; provided that in no event shall any such fees or expenses be directly payable by, or become a direct or continuing obligation of, the Company. In the event Employee determines not to have an office or secretary, he may use the entire expenditure/expense budget for business related travel and expenses. Employee's right to this office/business expense provision shall not be discontinued upon the resignation of Employee but shall be discontinued as of the effective date of Employee's paid regular or full time employment with another entity, as either an officer, employee, independent contractor, consultant or otherwise. Employee has vacated his existing office at 1080 River Oaks Drive, Jackson, MS 39208.

         3. Business Expense. Within 45 days of the execution date hereof, Employee shall submit vouchers for his un-reimbursed travel, entertainment and other business expenses incurred prior to the effective date hereof; provided however, Employee shall also be entitled to reimbursement of his reasonable expenses incurred in connection with his initial trip to Connecticut in order to discuss mediation with Joseph G. Riemer III not to exceed $2500.00. Such vouchers shall be accompanied, where required by Company policy, by appropriate receipts or other documentation. Such vouchers shall be reviewed promptly by E.B. Martin and, within 30 days of submission, Employee shall be reimbursed or, in the event that additional documentation or information is needed with respect to specific vouchers or in the event certain vouchers are disapproved, Employee shall be advised that further documentation or information is required with respect to such voucher(s) or that specific vouchers have been disapproved and, in such event, Employee shall as soon as practical, but in no event longer than 30 days, provide additional documentation or information in support of such vouchers; provided that all vouchers that are accompanied by adequate documentation shall be approved and paid. Upon submission of the supplemental documentation/information the Company shall have 5 business days to

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approve and pay or disapprove such vouchers.

          4. Indemnification. The Company shall, to the maximum extent permitted by applicable law, the Company's certificate of incorporation or its bylaws, defend with counsel chosen by Company, subject to Employee's approval which shall not be unreasonably withheld, and indemnify Employee and hold Employee harmless from and against any and all claims, losses or causes of action arising from or out of Employee's performance as an officer, director or employee of the Company or any of its subsidiaries or predecessors or in any other capacity, including serving as a fiduciary, in which Employee has served at the request of the Company which arose prior to the date hereof or which arise out of duties assigned to Employee hereunder after the date hereof. If any claim is asserted hereunder for which Employee reasonably believes in good faith he is entitled to be indemnified, the Company shall pay Employee's reasonable legal expenses (or cause such expenses to be paid), as may be reasonably required but no less frequently than on a quarterly basis; provided that Employee shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if Employee shall be found by a final, non-appealable order of a court of competent jurisdiction not to be entitled to indemnification. The indemnification obligations of the Company in this paragraph shall survive any termination of this Agreement. Any indemnification provided hereunder shall not affect or reduce the expense budget provided for in
Section 4.b. above or the compensation payable under Section 3 above.

         5. Directors and Officers Liability Insurance. The Company has obtained, and shall use all commercially reasonable efforts to maintain, directors and officers liability insurance coverage covering Employee in amounts customary for similarly situated companies in the telecommunications industry.

     5. Noncompetition and Confidentiality.

         1. Noncompetition. Prior to December 31, 1999, Employee shall not, without the prior and written consent of the Company, which shall not be unreasonably withheld, assist or become associated with any of the following:
BellSouth Mobility, Powertel, Century Tel, Cellular South Telepak, Sprint or GTE, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 5% of the outstanding voting shares of any publicly traded company). This provision shall supercede and replace all other non-competition restrictions contained in that certain Stockholders' Agreement by and among AT&T Wireless PCS Inc., Cash Equity Investors and Management Stockholders and Tritel dated as of January 7, 1999, as amended and any other agreement binding upon or benefitting the Company or Tritel Management, LLC except the Transaction Documents.

         2. Confidentiality. Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena

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from a governmental body or agency, Employee shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization (including data and other information relating to members of the Board of Directors and management), operating policies and manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or Affiliates (collectively, "CONFIDENTIAL INFORMATION"), to any third person, unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain, other than by reason of Employee's breach of this Paragraph, except that Employee may disclose Confidential Information to the extent advisable in his sole discretion in connection with (i) the performance of Employee's duties hereunder, or (ii) the enforcement of Employee's rights under this Agreement, or (iii) any disclosures that may be required by law, including securities laws.

         3. No Disparaging Remarks. Employee and the Company for itself and its directors, officers and employees, hereby agree that neither will make any disparaging remarks regarding the other, and in the case of Company its directors, officers and employees. Employee and the Company shall agree on the text of any public announcement of the execution of this Agreement and the Transaction Documents and the changes effected thereby; provided that the Company shall be free to make any disclosure or filing with respect thereto that, in the opinion of its counsel, is required to comply with any law, rule or regulation the Company is or may be or become subject to now or in the future.

         4. Company Property. Within fifteen (15) days following the execution of this Agreement, Employee shall return to the Company all property of the Company, and all copies thereof in Employee's possession or under his control, except for those specific items of equipment being utilized by Employee and Employee's assistant and currently in their possession which Employee is currently using shall not be considered Company property and may be retained by Employee, and all tangible embodiments of Confidential Information in Employee's possession in whatever media such Confidential Information is maintained. Prior to acceptance of employment with any other person or entity, Employee shall also return to the Company all property of the Company, and all copies thereof in Employee's possession or under his control, and all tangible embodiments of Confidential Information then in Employee's possession or obtained during the Term in whatever media such Confidential Information is maintained.

         5. Non-Solicitation of Employees. During the Term and for one year thereafter, Employee will not directly or indirectly induce any employee of the Company or any of its wholly owned subsidiaries or Affiliates to terminate employment with such entity, and will not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company

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or a subsidiary thereof, unless such person shall have ceased to be employed by such entity for a period of at least six months; provided, however, that nothing contained in this Agreement shall prevent Employee from (i) immediately hiring any person who has been terminated by Company, or (ii) engaging in a general solicitation for employment that is not directed at employees of the Company or any of its wholly owned subsidiaries or Affiliates.

         6. Outside Consultants. The Company shall not assert any conflict or otherwise object to Employee engaging or retaining, at his expense, in connection with any matter unrelated to the Company or not in competition with the Company, any outside professional, financial institution, vendor or service provider, retained or engaged by the Company, including, but not limited to, Lukas, McGowan, Nace & Gutierrez, Young, Williams, Henderson & Fusilier and Brown & Wood.

         7. Injunctive Relief with Respect to Covenants. Each of Employee and the Company acknowledges and agrees that the covenants and obligations of Employee with respect to non-competition, confidentiality and Company property and of the Company and its directors, officers and employees with respect to non-disparagement, contained in this Section 5 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company in the case of Employee's covenants, and Employee, in the case of the Company's covenants, irreparable injury for which adequate remedies are not available at law. Therefore, each of Employee and the Company agrees (i) that the Company shall be entitled to an injunction, restraining order, or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of the covenants and obligations contained in this
Section 5 and (ii) that Employee shall be entitled to an injunction, restraining order, or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Company and its directors, officers and employees from committing any violation of the covenants and obligations contained in this Section 5. These injunctive remedies are cumulative and are in addition to any other rights and remedies Employee and the Company may have at law or in equity.

     6. No Conflict With Prior Agreements; Due Authorization.

     Employee represents to the Company that neither Employee's execution of this Agreement or commencement of employment hereunder nor the performance of Employee's duties hereunder conflicts with any contractual commitment on Employee's part to any third party not affiliated with the Company. The Company represents to Employee that it is fully authorized and empowered by action of the Company's Board of Directors and by consent of its shareholders to enter into this Agreement and that performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or other entity.

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     7. Miscellanous.

         1. Survival. Sections 4(d) and 5 shall survive the termination hereof.

         2. Binding Effect. This Agreement shall be binding on and inure to the Company and any person or entity which succeeds to the interest of the Company (regardless of whether such succession occurs by operation of law) by reason of the sale of all or a portion the Company's stock, a merger, consolidation, or reorganization involving the Company or a sale of the assets of the business of the Company (or portion thereof) and to Company's successors and assigns. This Agreement shall also inure to the benefit of Employee's heirs, executors, administrators and legal representatives. In the event of the death of Employee, any remaining unpaid salary and bonus described in Section 3, and any outstanding un-reimbursed expenses under paragraphs 4.b. and 4.c. hereunder shall be paid to his estate, provided that Employee's estate shall have no entitlement to any continuation of benefits or any other expense reimbursement.

         3. Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by Employee to any other person or entity. The Company may delegate to any of its direct or indirect wholly-owned subsidiaries its obligations to provide compensation and benefits hereunder, provided no such delegation shall relieve the Company of its obligations hereunder.

         4. Entire Agreement. This Agreement, together with the Transaction Documents, constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. This Agreement supercedes in its entirety the Prior Agreement which shall be of no further force or effect. Except for expense reimbursement described in Section 4.c and matters addressed in the Stock Purchase Agreement, nothing is due and owing under the Prior Agreement now or in the future in any manner. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein and in the Transaction Documents. Each of the Company and Employee acknowledges that it/he is entering into this Agreement of its/his own free will and accord, and with no duress, that it/he has been represented and fully advised by competent counsel in entering into this Agreement, that it/he has read it and that he understands this Agreement and its legal consequences. No parol or other evidence may be admitted to alter, modify or construe this Agreement, which may be altered, modified or amended only by a writing signed by the parties hereto.

         5. Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provision contained herein shall not be affected

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thereby. In the event that any of Section 5 are not enforceable in accordance with its terms, Employee and the Company agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company and Employee the maximum rights permitted at law.

         6. Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

         7. Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally against receipt, by courier service or by registered mail, return receipt requested, and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                    If to the Company, to the attention of its Executive Vice President - CFO at the Company's principal offices.

                    With a copy to:

                    Steven M. Hendrix, Esq.
                    Forman Perry Watkins Krutz & Tardy, PLLC
                    1200 One Jackson Place
                    188 East Capitol Street
                    Jackson, MS 39225

                    If to Employee:

                    Jerry M. Sullivan, Jr.
                    110 Windsong Cove
                    Ridgeland, MS 39157

                    With a copy to:

                    Wm. Larry Latham, Esq.
                    Latham Law Firm
                    1851 Crane Ridge Drive

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                    Jackson, MS 39216

         8. Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or affect the meaning or interpretation hereof.

         9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but of which together shall constitute one and the same instrument.

         10. Withholding. All payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local income or employment tax laws or similar statutes or other provisions of law then in effect.

         11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

         12. Resolution of Disputes. All disputes, controversies and claims arising in connection with this Agreement that are not settled by agreement between the parties shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect from time to time. A single arbitrator shall be appointed by agreement between the parties or, failing such agreement, by AAA. The arbitrator may grant any remedy that
(s)he deems just and equitable within the scope of this Agreement, including specific performance. The award of the arbitrator shall be final and binding and judgment thereon may be entered in any court having jurisdiction. The costs and expenses (including reasonable attorney's fees) of the prevailing party shall be borne and paid by the party that the arbitrator determines is the non-prevailing party.

         13. Legal Fees. The Company will pay promptly (not later than 30 days from the delivery of the applicable invoice) hourly fees and reasonable expenses of Employee's counsel incurred in connection with the negotiation and documentation of this Agreement and the Transaction Documents upon presentation of copies of redacted invoices sent to Employee by counsel which show unredacted portions of descriptions of services, date, attorney time and fees and expenses.

         14. Integrated Transaction. The provisions of this Agreement are an integral part of, and are necessary consideration for, and the Transaction Documents and the settlement of existing disputes between and among the parties. Any breach of, or default under, this Agreement or any of the Transaction Documents shall constitute a breach of, and a default under, each of this Agreement and the Transaction Documents.

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         15. Binding Nature. Subject to the restrictions contained herein, this
Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, if any.


        (Intentionally left blank, signature pages follow on next page)

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     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Employee has hereunto set his hand as of the day and year first above written.

                                       Company:
                                       Tritel, Inc.


                                       By:
                                          ------------------------------------
                                       Name:
                                            ----------------------------------
                                       Title:
                                             ---------------------------------


                                       Employee:


                                       ---------------------------------------
                                       Jerry M. Sullivan, Jr., Individually



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